Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
SECOND QUARTER 2015 FINANCIAL RESULTS

TARRYTOWN, N.Y., August 6, 2015 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced results of operations for the second quarter and six months ended June 30, 2015.

"We have reported significant progress across our late stage pipeline," stated Mark Baker, CEO of Progenics. "Our ultra-orphan drug, Azedra, received Breakthrough Therapy Designation from the FDA for malignant pheochromocytoma and paraganglioma, providing for an expedited development and review process. We are encouraged by the progress with our ongoing pivotal Phase 2b trial and we remain on track to complete enrollment in this trial by year-end."

Mr. Baker continued, "We have solidified our leadership position in prostate cancer imaging, announcing plans to advance 1404 into a Phase 3 trial later this year and acquiring PyL, a complementary imaging agent candidate used in conjunction with PET imaging. With these two programs, we have established a premier development portfolio of prostate cancer imaging agents, with the potential to transform how we detect and monitor the full spectrum of prostate cancer, from initial diagnosis to recurrent and advanced disease."

"Important progress was also made with our RELISTOR® franchise in the second quarter, with Valeant's New Drug Application submission for RELISTOR Oral and EU approval of RELISTOR Subcutaneous Injection for the treatment of opioid induced constipation," concluded Mr. Baker.

Net loss for the quarter was $11.7 million or $0.17 diluted per share, compared to net loss of $11.1 million or $0.16 diluted per share in the second quarter of 2014. Net loss for the current six months was $22.0 million, or $0.32 diluted per share, compared to $20.4 million or $0.31 diluted per share in the first half of 2014. Progenics ended the quarter with cash and cash equivalents of $99.3 million, a decrease of $9.1 million in the quarter and $20.0 million from 2014 year-end.

Second quarter revenue totaled $1.9 million, up from $1.5 million in the second quarter of 2014, reflecting RELISTOR® (methylnaltrexone bromide) royalty income of $1.8 million compared to $1.4 million in the corresponding period in 2014, based on net sales reported to Progenics by our commercialization partner, Valeant Pharmaceuticals International, Inc. The current quarter increase in royalty revenue is primarily due to higher net sales of $11.9 million for the three months ended June 30, 2015, compared to $9.1 million for the corresponding period in 2014. Collaboration revenue for the second quarter remained unchanged at $0.1 million compared to the corresponding period in 2014. Current year first half revenues were $2.2 million, down from $3.3 million in the first half of 2014, reflecting royalty income of $1.9 million compared to $2.1 million and collaboration revenue of $0.2 million compared to $1.1 million in the corresponding period in 2014.

Progenics Announces Second Quarter Financial Results

Second quarter research and development expenses decreased by $1.5 million compared to the second quarter of 2014, reflecting lower clinical trial expenses for PSMA ADC and 1404, resulting from completion of these Phase 2 trials in 2014, and lower compensation expenses, partially offset by higher contract manufacturing and clinical trial expenses for Azedra. Year-to-date research and development expenses decreased by $2.1 million compared to the corresponding period in 2014. Second quarter general and administrative expenses increased by $2.1 million from the corresponding period in 2014. Year-to-date general and administrative expenses increased by $2.3 million compared to prior year period. Both increases are primarily due to charges accrued in the second quarter of 2015 related to an action brought by a former employee who was terminated by the Company in 2008. The non-cash item for the quarter and year-to-date periods resulted from increased estimates for fair value of contingent consideration liability.

Second Quarter and Recent Events

•
In August, Progenics entered into an exclusive worldwide licensing agreement for [18F]DCFPyL ("PyL"), a clinical-stage prostate specific membrane antigen (PSMA)-targeted imaging agent for prostate cancer, with Johns Hopkins University.

•
In July, Progenics announced that the FDA designated Azedra as a Breakthrough Therapy for the treatment of patients with malignant pheochromocytoma and paraganglioma. Azedra is currently being evaluated in a pivotal Phase 2b trial, which is being conducted under a Special Protocol Assessment Agreement (SPA), and has received Orphan Drug and Fast Track designations from the FDA.

•
In July, the Company also announced details of its planned Phase 3 clinical trial for 1404, a developmental stage small molecule designed to help visualize prostate cancer by targeting prostate specific membrane antigen (PSMA). The Phase 3 clinical trial is expected to enroll approximately 450 patients with biopsy-proven low-grade prostate cancer who are candidates for active surveillance but have planned to undergo radical prostatectomy, and will evaluate the specificity and sensitivity of 1404 to identify clinically significant prostate cancer. Progenics expects to commence the Phase 3 trial by the end of this year.

•	In July, Sheldon Hirt joined Progenics as Executive Vice President and General Counsel. Mr. Hirt previously served as Senior Vice President, Legal Affairs and Assistant General Counsel at Actavis plc.

•
In June, Progenics and Valeant announced that Valeant had submitted a New Drug Application to the U.S. Food and Drug Administration (FDA) for RELISTOR® Tablets for the treatment of opioid-induced constipation (OIC) in adult patients with chronic non-cancer pain.

•
Also in June, Progenics and Valeant announced that the European Commission had approved RELISTOR® Subcutaneous Injection for the treatment of OIC when response to laxative therapy has not been sufficient in adult patients. The decision is applicable to all 28 European Union member states plus Iceland and Norway and includes an additional one year of marketing protection.

Conference Call and Webcast

Progenics will review second quarter financial results in a conference call today at 8:30 a.m. EDT. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 87600039. A live webcast will be available on the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

- Financial Tables follow -

Progenics Announces Second Quarter Financial Results
PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Royalty income	$1,773	$1,367	$1,947	$2,102
Collaboration revenue	145	72	210	1,121
Other revenues	19	38	28	69
Total revenues	1,937	1,477	2,185	3,292

Expenses:
Research and development	6,362	7,848	12,825	14,767
License fees – research and development	178	180	162	270
Royalty expense	178	147	220	229
General and administrative	5,998	3,856	9,591	7,261
Depreciation and amortization	129	133	261	277
Change in contingent consideration liability	800	400	1,100	900
Total expenses	13,645	12,564	24,159	23,704

Operating loss	(11,708)	(11,087)	(21,974)	(20,412)

Other income:
Interest income	11	13	23	25
Total other income	11	13	23	25

Net loss before income tax benefit	(11,697)	(11,074)	(21,951)	(20,387)

Income tax benefit	-	1	-	1

Net loss	$(11,697)	$(11,073)	$(21,951)	$(20,386)

Net loss per share; basic and diluted	$(0.17)	$(0.16)	$(0.32)	$(0.31)
Weighted average shares outstanding; basic and diluted	69,647	69,561	69,642	66,775

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	June 30, 2015	December 31, 2014
	(unaudited)

Cash and cash equivalents	$99,309	$119,302
Accounts receivable, net	1,409	109
Fixed assets, net	2,524	2,552
Intangible assets, net and goodwill	36,402	36,402
Other assets	2,790	2,672
Total assets	$142,434	$161,037

Current liabilities	$6,631	$6,685
Contingent consideration liability	18,300	17,200
Deferred tax and other liabilities	12,218	12,243
Total liabilities	37,149	36,128
Stockholders' equity	105,285	124,909
Total liabilities and stockholders' equity	$142,434	$161,037

Progenics Announces Second Quarter Financial Results
About RELISTOR®

Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR®, to Salix Pharmaceuticals, Ltd., a subsidiary of Valeant Pharmaceuticals International, Inc. RELISTOR (methylnaltrexone bromide) Subcutaneous Injection is a treatment for opioid-induced constipation (OIC) approved in the United States for patients with advanced illness and chronic non-cancer pain. Valeant has also submitted a New Drug Application to the U.S. Food and Drug Administration (FDA) for RELISTOR® (methylnaltrexone bromide) Tablets for the treatment of opioid-induced constipation (OIC) in adult patients with chronic non-cancer pain.
About Opioids, Constipation and RELISTOR® (methylnaltrexone bromide)
Opioid analgesics are frequently prescribed for patients with chronic pain, including patients with advanced illness. An estimated 27 million patients in the US take opioids for chronic pain. Constipation is one of the most common and distressing side effects in patients receiving chronic opioid therapy. Approximately 40% of chronic pain patients, or nearly 11 million patients, receiving opioid therapy will experience OIC. RELISTOR is the first approved medication that specifically targets the underlying cause of OIC.
RELISTOR is a peripherally acting mu opioid receptor antagonist (PAMORA) specifically designed to block the constipating effects of opioids in the gastrointestinal tract. The unique molecular structure of RELISTOR restricts it from crossing the blood-brain barrier and interfering with the analgesic effect of opioids.
RELISTOR Subcutaneous Injection was approved in the United States in 2008 for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied in the advanced illness population. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada, and Australia. In the 28 member countries of the EU, as well as Iceland, Norway and Liechtenstein, RELISTOR is approved for the treatment of OIC in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. In Canada, the drug is approved for the treatment of OIC in patients with advanced illness, receiving palliative care. When response to laxatives has been insufficient, RELISTOR should be used as an adjunct therapy to induce a prompt bowel movement. Applications in additional countries are pending.
For more information about RELISTOR, please visit www.RELISTOR.com

Progenics Announces Second Quarter Financial Results
Important Safety Information for subcutaneous RELISTOR
RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected gastrointestinal obstruction and patients at increased risk of recurrent obstruction, due to the potential for gastrointestinal perforation.
Cases of gastrointestinal perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie's syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn's disease). Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom.
If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.
Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR.
Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia. Take into account the overall risk-benefit profile when using RELISTOR in such patients. Monitor for adequacy of analgesia and symptoms of opioid withdrawal in such patients.
Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.
RELISTOR may precipitate opioid withdrawal in a fetus and should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus. In nursing mothers, a decision should be made to discontinue nursing or discontinue the drug, taking into account the importance of the drug to the mother.
In the clinical study in adult patients with opioid-induced constipation and chronic non-cancer pain, the most common adverse reactions (≥ 1%) were abdominal pain, nausea, diarrhea, and hyperhidrosis, hot flush, tremor, and chills.

In clinical studies in adult patients with opioid-induced constipation and advanced illness, the most common adverse reactions (≥ 5%) were abdominal pain, flatulence, nausea, dizziness, and diarrhea.

Please see complete Prescribing Information for RELISTOR.

Progenics Announces Second Quarter Financial Results

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA-targeted technology platform for prostate cancer includes a small molecule imaging agent that has completed a phase 2 trial and an antibody drug conjugate therapeutic which has also completed a two-cohort phase 2 clinical trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is AZEDRA™, an ultra-orphan radiotherapy candidate currently in a phase 2 study under an SPA. Progenics' first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Valeant Pharmaceuticals International, Inc. For additional information, please visit www.progenics.com.
This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the sales of products by our partners and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics' disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.
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Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com